Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-27131, 333-76915, 333-83581, 333-30900, 333-53146, 333-72474, 333-91294, 333-102462, 333-103328, 333-104825, 333-113872, 333-115287, 333-12110, 333-123509, 333-123510, 333-149520 and 333-149929 on Form S-8, and Registration Statement Nos. 333-143490, 333-132952, 333-108476 and 333-149519 on Form S-3 of Ciena Corporation of our report dated February 29, 2008, relating to the consolidated financial statements of World Wide Packets, Inc. and its subsidiary as of and for the year ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the company’s ability to continue as a going concern), appearing in this Current Report on Form 8-K/A of Ciena Corporation, dated May 12, 2008 (amending the Form 8-K dated March 3, 2008).
/s/ Deloitte & Touche LLP
Seattle, Washington
May 12, 2008